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                                                                       Exhibit 7


                              SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") dated April 30, 2004 (the "Effective Date") is made by and among Water Pik Technologies, Inc., a Delaware corporation (the "Company"), on the one hand, and Tennenbaum Capital Partners, LLC, a Delaware limited liability company ("TCP"), Special Value Bond Fund, LLC, a Delaware limited liability company ("SVBF"), Special Value Bond Fund II, LLC, a Delaware limited liability company ("SVBFII"), SVIM/MSM, LLC, a Delaware limited liability company ("SVIM/MSM"), SVIM/MSM II, LLC, a Delaware limited liability company ("SVIM/MSMII"), Tennenbaum & Co., LLC, a Delaware limited liability company ("TCO"), Michael E. Tennenbaum ("Tennenbaum") and Mark K. Holdsworth ("Holdsworth") on the other hand. TCP, SVBF, SVBFII, SVIM/MSM, SVIM/MSMII, TCO and Messrs. Tennenbaum and Holdsworth are collectively referred to herein as the "TC Persons."

                                    RECITALS

A. SVBF has the sole power of voting and disposition with respect to 650,000 shares of common stock of the Company ("Company Common Stock") and SVBFII has the sole power of voting and disposition with respect to 1,710,485 shares of Company Common Stock. The certificates for the shares of Company Common Stock held by SVBF and SVBFII have restrictive legends that were placed on the certificates pursuant to Section 9.3 of the Stock Purchase Agreement dated December 29, 2000 by and among the Company, SVBF and SVBFII (the "Restrictive Legends").

B. TCP and the Company are engaged in a proxy contest (the "Proxy Contest"). TCP has made a solicitation in opposition (the "TC Solicitation") in connection with the Company's Annual Meeting of Stockholders to be held on May 13, 2004. In particular, TCP has solicited proxies for the election of Messrs. Tennenbaum and Holdsworth as directors. The proxy statement sent by TCP is dated April 7, 2004. The Company has made its own solicitation by proxy statement and otherwise (the "Company Solicitation").

C. The parties desire to settle the Proxy Contest on the basis set forth below.

NOW THEREFORE, in consideration for the mutual promises set forth below, the parties, intending to be legally bound, agree as follows:

1.    Representations and Warranties of the Parties.


      (a) Representations and Warranties of the Company. The Company hereby represents and warrants to each TC Person as follows:


            (i) The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement, and has taken
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all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            (ii) This Agreement has been duly and validly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation, enforceable against the Company in accordance with its terms.

      (b) Representations and Warranties of the TC Persons. Each of the TC Persons, severally and not jointly, represents to the Company as follows:


            (i) Such TC Person has the requisite power and authority to execute, deliver and carry out the terms of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            (ii) This Agreement has been duly and validly authorized, executed and delivered by such TC Person, and constitutes a valid and binding obligation, enforceable against such TC Person in accordance with its terms.

2. Cessation of Insurgent Campaign. Messrs. Tennenbaum and Holdsworth agree that they:


      (a) hereby withdraw their nominations as directors; and

      (b) will not vote any proxies that they have or may receive in response to the TC Solicitation.

3. Voting of Shares. Mr. Tennenbaum, TCO, TCP, and SVIM/MSM shall cause SVBF to vote the shares of Company Common Stock held by SVBF, and Mr. Tennenbaum, TCO, TCP and SVIM/MSMII shall cause SVBFII to vote the shares of Company Common Stock held by SVBFII in accordance with the recommendations of the Board of Directors of the Company set forth in the Company's proxy statement dated March 26, 2004 (the "Company Proxy Statement") using the proxy card provided by the Company with the Company Proxy Statement.

4. Press Release. On the Effective Date, the Company and TCP will promptly issue the joint press release (the "Press Release") attached hereto as Exhibit A (without further modification or amendment thereto). The Company will promptly file with the Securities and Exchange Commission (the "SEC") the Press Release as additional soliciting material. The parties hereto shall not, and shall cause their affiliates not to, make any public statement or issue any press release that is inconsistent with, or otherwise contrary to, the Press Release.

5. Treatment of Shares.


      (a) The Company hereby represents and warrants that the TC Persons, considered individually or in the aggregate, are not affiliates (as that term is defined in Rule 144(a)(i) promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act")) of the Company and have not been affiliates of the Company during the preceding three months.

      (b) Not later than two (2) business days following the Effective Date, the Company will issue an instruction letter to its transfer agent and shall cause its transfer agent to immediately remove the Restrictive Legends from the certificates held by SVBF and SVBFII. If required by the transfer agent, the Company shall cause to be delivered by its General Counsel, or, if required, appropriate outside counsel, an opinion to the effect that (i) the shares held by SVBF and SVBFII are not restricted securities, (ii) the TC Persons, considered individually or in the aggregate, are not affiliates (as that term is defined in Rule 144(a)(i) promulgated by the SEC under the Securities Act) of the Company and have not been affiliates of the Company during the preceding three months and (iii) the shares held by SVBF and SVBFII may be sold pursuant to Rule 144(k) under the Securities Act. The Company will provide TCP with a copy of the instruction letter and any other documentation furnished by or on behalf of the Company to the transfer agent in connection with this Section. The Company will provide TCP with any other documents reasonably requested by TCP to facilitate sales by TCP under Rule 144(k).

      (c) From and after the Effective Date, assuming TCP takes no actions after the Effective Date to acquire additional shares of Company Common Stock, seek board representation or otherwise assert "control" (as that term is defined under Rule 405 under the Securities Act) with respect to the Company, the Company shall not, and shall cause its affiliates not to, take any action, directly or indirectly, to prevent, restrict or otherwise delay any sale of shares held by SVBF or SVBFII pursuant to Rule 144(k) or otherwise under the Securities Act.

6. Payment of Expenses. The Company shall pay to TCP by wire transfer in immediately available funds an amount up to $180,000 for the documented expenses incurred by TCP in connection with the TC Solicitation and this Agreement. Such payment shall be made by the Company no later than two (2) Business Days following receipt by the Company of the documented expenses. Such payment shall be made to an account specified by TCP.

7. No Admission of Liability or Wrongdoing. This Agreement shall not in any way be construed as or deemed to be evidence of any admission or concession on the part of any party hereto of (i) the merits or lack of merits of any matter asserted in the Proxy Contest or (ii) any liability or wrongdoing whatsoever, which liability and wrongdoing are hereby expressly denied and disclaimed by each of the parties hereto.

8. Mutual Releases.


      (a) Company Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, on behalf of itself and all of its affiliates, successors and assigns (the "Company Releasors"), hereby releases, acquits and forever discharges each TC Person, their counsel, public relations firm and proxy solicitors together with their respective present and former affiliates, officers, directors, employees, successors and assigns, and individually (collectively, the "TC Releasees"), of and from any and all claims, contracts, debts, demands, causes of action (whether at law or equity), demands, expenses, losses, costs and damages ("Claims") which any Company Releasor may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, real or suspected, known or unknown, actual or contingent, direct or derivative, including but not limited to any Claims relating to or arising out of the Proxy Contest or related to or arising out of the subject matter covered by this Agreement, excepting only any action, cause of action or suit arising by virtue of a breach of this Agreement.

      (b) TC Persons Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, each TC Person, on behalf of itself and all of its affiliates, successors and assigns (the "TC Releasors"), hereby releases, acquits and forever discharges the Company, its counsel, public relations firm and proxy solicitors together with their respective present and former affiliates, officers, directors, employees, successors and assigns, and individually (collectively, the "Company Releasees"), of and from any and all Claims which any TC Releasor may have had, or may now have, or may hereafter have (whether through operation of law, assignment or subrogation), from the beginning of time to the Effective Date, real or suspected, known or unknown, actual or contingent, direct or derivative, including but not limited to any Claims relating to or arising out of the Proxy Contest or related to or arising out of the subject matter covered by this Agreement, excepting only any action, cause of action or suit arising by virtue of a breach of this Agreement.

      (c) Additional Terms. Each TC Releasee and each Company Releasee not party to this Agreement is intended and shall be a third-party beneficiary of the foregoing releases. With respect to each of the releases set forth above, each person or entity granting or receiving such a release (i) agrees that such releases do not preclude any party hereto from seeking to enforce any undertaking or promise contained in this Agreement or from seeking redress for the breach of any representation, warranty or covenant contained in this Agreement, (ii) agrees not to challenge, and shall use its best efforts to cause each of its affiliates and representatives not to challenge, the validity of any provisions of this Agreement and (iii) expressly waives all rights and benefits each may have under and by virtue of the terms of Section 1542 of the California Civil Code, which provides as follows:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

            KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party understands the statutory language of Section 1542 of the California Civil Code.

9. Miscellaneous.


      (a) Governing Law. This Agreement and all disputes arising out of or relating to it shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws principles thereof.

      (b) Amendments. Any provision in this Agreement may be amended or waived by an instrument in writing signed by the Company and TCP, and any such amendment or waiver shall be binding on all parties.

      (c) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

      (d) Specific Performance. Each of the parties acknowledges and agrees that irreparable harm would occur if any provision of this Agreement were not performed in accordance with the terms hereof, or were otherwise breached, and that such harm could not be remedied by an award of money damages. Accordingly, the parties hereto agree that any non-breaching party shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

      (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (f) Notices. Any notice or communication required or permitted to be given to any party pursuant to this Agreement shall be delivered by hand, transmitted by telecopier or sent by registered or certified mail to the address(es) set forth below, or to such other address as any party shall designate by notice in compliance with this Section. Any notice sent in accordance with this Section shall be deemed received one day after transmission if telecopied (and a confirmation obtained) or delivered by hand, and five business days after deposit if mailed.



Notice to the Company:             Water Pik Technologies, Inc.
                                   Attn: Rick Tipton, VP and General Counsel
                                   23 Corporate Plaza, Suite 246
                                   Newport Beach, CA  92660
                                   Telecopy:  949-719-3700

With a copy to:                    Preston Gates & Ellis
                                   Attn: William Gleeson
                                   925 Fourth Avenue, Suite 2900
                                   Seattle, Washington   98104
                                   Telecopy: 206-370-5933







Notice to any TC Person:           Tennebaum Capital Partners, LLC
                                   Attn: Michael E. Tennenbaum
                                   11000 Santa Monica Boulevard, Suite 210
                                   Los Angeles, California 90025
                                   Telecopy: 310-566-1010

With a copy to:                    Latham & Watkins LLP
                                   Attn:  Hugh Steven Wilson
                                   600 West Broadway, Suite 1800
                                   San Diego, CA  92101
                                   Telecopy:  619-696-7419


      (g) Entire Agreement; No Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 9(c) above, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties. Any attempted assignment or transfer in violation of this Section shall be void and of no effect.

      (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (i) Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

      (j) Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9(j).

      (k) Rules of Construction. The parties agree that the following rules shall govern the interpretation and construction of this Agreement: (i) all Section headings are for convenience only and shall not limit, alter, or otherwise affect the construction or interpretation of this Agreement; (ii) whenever the context so requires, the neuter gender shall include the feminine or masculine, and vice versa; and (iii) any rule of construction disfavoring the drafting party shall not apply in the construction of any provision of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first written above.

Water Pik Technologies, Inc.      TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware
                                  limited liability company

    /s/ Michael P. Hoopis         By: Tennenbaum & Co., LLC
    -----------------------
By:  Michael P. Hoopis            Its:  Managing Member
Its:  President and CEO

                                  SPECIAL VALUE BOND FUND, LLC, a Delaware limited liability company

                                  By: SVIM/MSM, LLC
                                  Its:  Managing Member

                                     By: Tennenbaum & Co., LLC
                                     Its:  Managing Member

                                  SPECIAL VALUE BOND FUND II, LLC, a Delaware limited liability company

                                  By: SVIM/MSM II, LLC
                                  Its:  Managing Member

                                     By: Tennenbaum & Co., LLC
                                     Its:  Managing Member

                                  SVIM/MSM, LLC, a Delaware limited liability company

                                  By: Tennenbaum & Co., LLC
                                  Its:  Managing Member

                                  SVIM/MSM II, LLC, a Delaware limited liability company

                                  By: Tennenbaum & Co., LLC
                                  Its:  Managing Member

                                  TENNENBAUM & CO., LLC, a Delaware
                                  limited liability company

                                  Each of the above by:

                                  /s/  Michael E. Tennenbaum
                                  ----------------------------
                                  Name:  Michael E. Tennenbaum
                                  Its:  Managing Member

                                  /s/  Michael E. Tennenbaum
                                  ---------------------
                                  Michael E. Tennenbaum, an individual


                                  /s/  Michael E. Tennenbaum
                                  ----------------------
                                  Mark K. Holdsworth, an individual

                                    EXHIBIT A

For Immediate Release               Contacts:  Jeff D'Eliscu
                                               Water Pik Technologies, Inc.
                                               (949) 719-3700 (office)
                                               (949) 675-9475 (home)
                                               jdeliscu@waterpik.com

                                               Frazer Burkart

                                               Tennenbaum Capital Partners, LLC

                                               (310) 566-1000

                                               mailbox@tennenco.com

                   WATER PIK AND TENNENBAUM END PROXY CONTEST
      TENNENBAUM CAPITAL PARTNERS WITHDRAWS NOMINATIONS TO WATER PIK BOARD
              STOCKHOLDERS TO VOTE COMPANY'S WHITE PROXY CARD ONLY

            (Newport Beach, California, May 3, 2004) - Water Pik Technologies, Inc. (NYSE: PIK) and Tennenbaum Capital Partners, LLC (TCP) today jointly announced that TCP is discontinuing its proxy contest by withdrawing its nominees as candidates for the Water Pik Technologies Board of Directors. TCP is basing its decision on corporate governance changes recently announced by Water Pik Technologies. TCP has also agreed to vote their shares for the Company's incumbent Directors, William G. Ouchi and Chief Executive Officer, Michael P. Hoopis, at Water Pik's upcoming Annual Meeting of Stockholders on May 13, 2004.

"We are pleased Mr. Tennenbaum has acknowledged the positive steps taken to amend our corporate governance practices and will support the recommendations of the Board," said Robert P. Bozzone, Chairman, Water Pik Technologies. "The resolution of this proxy contest is in the best interest of all parties and will allow us to get beyond this unfortunate war of words and continue to build more value for all stockholders."

"We have determined that the proposed governance changes by the Water Pik Board, together with the Company's multi-year earnings goals reduce the need for continuing this distracting proxy contest," said Michael E. Tennenbaum. "While I disavow some of the Company's assertions regarding my past statements, it is not worth fighting about them. The important thing is to move forward with the progress we have made. We are hopeful that the Board will continue to embrace stockholder democracy provisions and will meet or exceed their excellent earnings projections."

Water Pik and TCP also announced that TCP will not vote any "Blue Proxy" cards it has received or may receive. Stockholders are encouraged to vote only on the Company's WHITE proxy card for the upcoming Annual Meeting of Stockholders on May 13, 2004. If any stockholders have questions, they should call the Company's proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or 212-929-5500 (collect).

FORWARD-LOOKING STATEMENTS

In this press release, the statements from Mr. Bozzone and Mr. Tennenbaum are forward-looking statements. Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact on consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper and oil, risks associated with using foreign suppliers including increased transportation costs, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. As a result, the reader is cautioned not to rely on these forward-looking statements. The Company does not have any intention or obligation to update these forward-looking statements.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water

Pik(R), Jandy(R) and Laars(R) brand names. The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage. The Company's products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors. Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada. For more information, visit the Water Pik Technologies, Inc. website at www.waterpik.com.

          INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

Water Pik Technologies, Inc. has filed with the Securities and Exchange Commission (SEC) its definitive proxy materials for the 2004 Annual Meeting of Stockholders. These materials contain important information concerning the matters to be acted upon at the 2004 Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting.

Investors are urged to read the Company's proxy statement and additional solicitation materials and other relevant documents filed with the SEC by the Company because they contain important information. Investors may obtain the Company's SEC filings free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by the Company are available free of charge at the "Investors/Corporate Info" section of Water Pik's website (www.waterpik.com) or by contacting Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, California 92660, (949) 719-3700.